Pricing Supplement No. 8 Dated May 11, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)
                                                                  Rule 424(b)(3)
                                                              Registration Stmt.
                                                                  No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Goldman, Sachs & Co. has agreed to purchase $100,000,000 aggregate principal amount of the Notes at a price of 99.981% of their principal amount for resale at an initial offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                        May 16, 2000

         Maturity Date:                     May 16, 2002

         Initial Principal Amount:          $100,000,000

         Interest Rate Basis:               LIBOR Telerate having an
                                            Index Maturity of three months
                                            plus 13 basis points (0.13%)

         Interest Reset Dates:              On the Issue Date and
                                            thereafter quarterly
                                            on the 14th day of each
                                            February, May, August and
                                            November, until the Notes
                                            are paid in full

         Interest Payment Dates:            Quarterly on the 16th day
                                            of each February, May, August
                                            and November, beginning August 16,
                                            2000,  and at Maturity

         CUSIP No.:                         345402 5B3

         Interest Determination Date:       Two London banking days prior
                                            to each Interest Reset Date

         Reference Agent:                   The Chase Manhattan Bank

                              GOLDMAN, SACHS & CO.